EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
United States of America

August 15, 2002

Dear Sir,

We have read the first five paragraphs of Item 4(a) included in the Form 8-K dated August 12, 2002 of Zindart Limited to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/S/ ARTHUR ANDERSEN & CO HONG KONG

ARTHUR ANDERSEN & CO HONG KONG